SHARE PURCHASE AGREEMENT
November 30, 2009

Pioneer Exploration Inc., a Nevada company, of 750 West Pender Street, Suite 2020, Vancouver, British Columbia, V6C 2T7 (the “Seller”), will sell its 125,000 shares in the capital of Macallan Oil & Gas Inc. (the “Shares”) to Skye Capital Corporation (the “Purchaser”), of 102 Aberdeen Road, Bridgewater, Nova Scotia, B4V 2S8 for the purchase price of CDN$100,000 (the “Purchase Price”) effective November 30,2009 (“Closing Date”).

The Purchaser will pay the Purchase Price on or before May 31, 2010.  The Purchaser is liable for payment of the Purchase Price and any costs that the Seller incurs in trying to collect the Purchase Price.

The Purchaser will secure its payment of the Purchase Price with a promissory note and the Seller will retain physical possession of the Shares and be the registered owner of the Shares until the Purchase Price is paid in full.

If the Purchaser sells its beneficial ownership of the Shares, the Purchaser will pay to the Seller all of the proceeds of sale of the Shares up to the sum of the Purchase Price.

Pioneer Exploration Inc.

Per: /s/ Authorized Signatory

Authorized signatory